SULLIVAN & WORCESTER LLP
                                                1666 K STREET, N.W.
                                              WASHINGTON, D.C. 20006
                             TELEPHONE: 202-775-1200
                             FACSIMILE: 202-293-2275

565 FIFTH AVENUE                                   ONE POST OFFICE SQUARE
NEW YORK, NEW YORK 10017                           BOSTON, MASSACHUSETTS 02109
TELEPHONE: 212-486-8200                            TELEPHONE: 617-338-2800
FACSIMILE: 212-758-2151                            FACSIMILE: 617-338-2880


                                                           October 7, 2002

Markman MultiFund Trust
6600 France Avenue South
Suite 565
Edina, Minnesota 55435

Ladies and Gentlemen:

         We have been requested by Markman MultiFund Trust, a Massachusetts business trust with transferable shares (the "Trust") established under a Declaration of Trust dated September 7, 1994, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the Markman Total Return Portfolio (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of Markman Conservative Allocation
Portfolio, Markman Moderate Allocation Portfolio and Markman Aggressive Allocation Portfolio, each a series of the Trust (collectively the "Acquired Funds"), in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Funds pursuant to Agreements and Plans of Reorganization, a form of which is included in the Form N-14 Registration Statement (the "Plan").

         We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

         Based upon the foregoing, and assuming the approval by shareholders of the Acquired Funds of certain matters scheduled for their consideration at a meeting presently anticipated to be held on December 13, 2002, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the respective Plan and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

         With respect to the opinion stated above, we note that shareholders of a Massachusetts business trust may under some circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

         We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14 and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                       Very truly yours,

                                       /s/SULLIVAN & WORCESTER LLP
                                       -----------------------------------------
                                       SULLIVAN & WORCESTER LLP